Exhibit 99.1

Consent of Director Nominee

Gogo Inc.

1250 N. Arlington Heights Road, Suite 500

Itasca, IL 60143

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (No. 333-178727) (the “Registration Statement”) of Gogo Inc. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

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IN WITNESS WHEREOF, the undersigned has executed this consent as of June 18, 2013.

/s/ Timothy C. Collins
Timothy C. Collins

[Signature Page to Consent]

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